Exhibit 10.1
STOCK REDEMPTION AGREEMENT

This STOCK REDEMPTION AGREEMENT (the “Agreement”), is made as of February 26,

2015 (the “Effective Date”), by and among Concierge Technologies, Inc. (the “Company”), a Nevada corporation, the individuals listed on the signatures pages attached hereto and incorporated herein by reference (each a “Shareholder,” and collectively, the “Shareholders”), and, for limited purposes, Wireless Village, Inc. dba Janus Cam (“Janus Cam”), a Nevada corporation and wholly- owned subsidiary of the Company. The Company, the Shareholders and Janus Cam shall be referred to herein as “Party,” or collectively as the “Parties.”

RECITALS

A.        The Shareholders are current shareholders of the Company and desire to redeem an aggregate of 68,000,000 shares of the Company’s common stock held by them (the “CNCG Shares”);

B.        The Company is currently the sole shareholder of Janus Cam holding 1,667 shares of

Janus Cam’s common stock (the “Janus Cam Shares”);

C.        The Company has agreed to advance certain funds to or for the benefit of Janus Cam in accordance with Section 1.3 herein and as set forth on Exhibit “B” attached hereto and incorporated herein by reference (the “Inter-Company Debt”);

D.        The Company and the Shareholders desire to redeem the CNCG Shares in exchange for the Janus Cam Shares and forgiveness of the Inter-Company Debt which will result in the disposition of Janus Cam as a subsidiary of the Company; an

E.        The Company has determined that the Agreement will result in the disposition of a significant amount of the Company’s assets and property such that majority shareholder approval of the Agreement is required pursuant to Nevada Revised Statutes (“NRS”) Section 78.565(1).  As such, as soon as is reasonably practicable following the Effective Date, the Company shall take such action as is necessary, including without limitation, filing with the Securities and Exchange Commission (the “SEC”) an Information Statement pursuant to Section 14(c) of the Securities Exchange Act  of 1934 (the “Exchange Act”) to effect the corporate action under SEC Rules.

NOW, THEREFORE, in consideration of the promises, and of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

REDEMPTION OF STOCK

1.1.      Redemption of Shares.  Shareholders hereby agree to sell, convey, transfer, assign and deliver to the Company on the Closing Date (as defined in Section 1.5), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, the CNCG Shares which consists of 68,000,000 shares of duly and validly issued, fully paid and nonassessable common stock of the Company.  The amount of CNCG Shares redeemed by each of the Shareholders herein is set forth on Exhibit “A” hereto and incorporated herein by reference.

1.2.      Redemption Consideration. In exchange for the CNCG Shares, the Company agrees to sell, convey, transfer, assign and deliver to Shareholders on the Closing Date (as defined in Section 1.5), free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever, the Janus Cam Shares which consists of 1,667 shares of duly and validly issued, fully paid and non-assessable common stock of Janus Cam, a wholly owned subsidiary of the Company, representing all of the issued and outstanding shares of Janus Cam. The Company further agrees to cancel and release Janus Cam of all Inter-Company Debt (as set forth in Section 1.3) and related debt owed by Janus Cam to the Company (the “Inter-Company Debt Forgiveness”).  The Janus Cam Shares and Inter-Company Debt Forgiveness shall collectively be referred to as the “Redemption Consideration.” The amount of Janus Cam Shares transferred to each of the Shareholders herein is set forth on Exhibit “A” hereto and incorporated herein by reference.

1.3.      Inter-Company Debt. In connection with this Agreement, the Company shall advance an aggregate of $300,000.00 USD to or for the benefit of Janus Cam, the Company’s wholly-owned subsidiary, to be used exclusively towards the payment of vendor invoices or vendor account balances due and payable, according to the following schedule:

(a) Company will provide up to $100,000 to Janus Cam, or directly to vendors for the benefit of Janus Cam, as applicable, on or about February 2, 2015;

(b) Company will provide up to an additional $100,000 to Janus Cam, or directly to vendors for the benefit of Janus Cam, as applicable, on or about February 9, 2015; and

(c) Company will remit payment of the remaining sums owed under this Section 1.3 (i.e. $300,000 less amounts advanced under Sections 1.3(a) and (b) above) to Janus Cam at the Closing (as defined in Section 1.5).

The proceeds of the Inter-Company Debt shall be used to pay off trade debt obligations owing to Janus Cam vendors and suppliers only.

1.4      Shareholder Employment Agreements. Each of the Shareholders has an employment agreement with Janus Cam dated as of July 1, 2013 (the “Employment Agreements”). On October 6,

2014, the Company temporarily suspended payment of salary to the Shareholders under the Employment Agreements pursuant to Section 6.01(b) due to financial hardship stemming from Janus Cam’s failure to pay payroll tax liabilities.   In connection with this Agreement, the Parties acknowledge and agree that (1) no accrued payroll is owed to Shareholders, (2) the suspension of the salary payments will continue through Closing, and (3) at Closing the Employment Agreements will be terminated and released as with all other obligations by and between the Shareholders, Janus Cam and the Company as provided herein. Notwithstanding the foregoing, the Parties agree that during the period prior to Closing, Janus Cam can advance personal loans to the Shareholders not to exceed their previous net salary as provided in the Employment Agreements.  In the event any funds are advanced to Shareholders by the Company, whether directly or indirectly, the total amount of such funds shall be considered Inter-Company Debt and will be deducted from the aggregate $300,000
Inter-Company Debt advanced by the Company as set forth in this Agreement.

1.5.      Closing.   The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of the Company at 10:00 a.m., local time, on a date no later than the fifth (5th) business day following the satisfaction or waiver of the closing conditions set forth in Article IV of this Agreement, or at such other closing venue and/or time as mutually agreed upon in writing by Company and Shareholders. The date and time of the Closing are herein referred to as the “Closing Date.”

1.6.      Cancellation of Redeemed CNCG Shares.  Promptly upon its receipt of executed stock powers in accordance with Article IV of the Agreement, the Company shall instruct its transfer agent to cancel the CNCG Shares on the books and records of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND JANUS CAM

Each Shareholder and Janus cam, where appropriate, represent and warrant to the Company as follows:

2.1.      Ownership of the CNCG Shares.  Each Shareholder is the record and beneficial owner of the CNCG Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever and Shareholder is not subject to, or a party to, any Articles of Incorporation or Bylaws provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of such CNCG Shares.

2.2.      Authority of Shareholders.  Each Shareholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to the Company valid, lawful and marketable title to the CNCG Shares to be sold, assigned and transferred by Shareholder pursuant to this Agreement. Shareholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to Shareholder or any of his assets or property or business.

2.3.      Title.  Upon delivery to the Company of certificates and executed stock powers representing all of the CNCG Shares, the Company will acquire lawful, valid and marketable title to the CNCG Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

2.4.      Prohibitions of Transactions. Each Shareholder is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

2.5.      Janus Cam Business.  Janus Cam agrees to carry on its business as is now being conducted up to and including Closing.  Company is specifically advancing $300,000 in Inter- Company Debt to Janus Cam for the purpose of paying off existing debts of Janus Cam. Except for its standard operating expenses, Janus Cam acknowledges and agrees that Janus Cam will not incur any liabilities or obligations, contingent or otherwise, in excess of $5,000 individually or $25,000 in the aggregate for the period up to and including Closing without the prior written consent of the Chief Executive Officer of the Company.

2.6.      Access to Janus Cam Books and Records. Janus Cam acknowledges and agrees to provide access to its financial and accounting books and records to the Company, its agents, employees, advisors and related parties for purposes of generating the closing pro-forma unaudited financials related to this Agreement which must be filed by the Company within four (4) days of the Closing of this Agreement. Failure to provide the necessary access to the Company will constituted a material breach of this Agreement and is a condition precedent to the Company’s obligation to close this Agreement.

2.7     Threatened Houston Transportation Systems Action.   Janus Cam and the Shareholders acknowledge that legal action has been threatened against Janus Cam by Houston Transportation Systems. Janus Cam and the Shareholders represent and warrant that they will work with the help of the Company to resolve the dispute in a reasonable manner and will not unreasonably withhold consent to such resolution of said dispute.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Shareholders as follows:

3.1.      Approval. The Company has all necessary corporate power and is duly authorized to purchase, acquire and accept the CNCG Shares as specified in this Agreement. The Company has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. The Company is not required to obtain any consent, waiver, authorization or order of any court or other federal, state, local or other governmental authority in connection with the execution, delivery and performance by Company of this Agreement, other than the filing of Current Reports on Form 8-K and Section 14(c) Information Statements with the SEC, and such other filings as are required to be made under applicable federal and state securities laws (collectively, the “Required Approvals”).

3.2.     Authority of Company. The Company has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to the Company valid, lawful and marketable title to the Janus Cam Shares to be sold, assigned and transferred by the Company pursuant to this Agreement other than the Required Approvals as set forth in Section 3.1 above.  The Company represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to the Company or any of its assets or property or business.

3.3.      Title.   Upon delivery to Shareholders of certificates and executed stock powers representing all of the Janus Cam Shares, the Shareholders will acquire lawful, valid and marketable title to the Janus Cam Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

3.4.     Prohibitions of Transactions. The Company is not presently a party to or subject to or bound by any agreement or any judgment, order, writ, injunction or decree of any court or any governmental body which contains any provision which would or could operate to prevent the carrying out of this Agreement or the transactions contemplated hereby. There are no actions, suits, proceedings at law or in equity by any person or entity, or any arbitration or administrative proceeding or other proceeding pending or threatened, which could prevent consummation of the transactions contemplated by this Agreement.

ARTICLE IV

CLOSING CONDITIONS

4.1.      Closing Conditions for Shareholders. Each Shareholder’s obligation to complete the Closing and to deliver the CNCG Shares shall be subject to the satisfaction of each of the following conditions:
(a) At or prior to the Closing Date, the Company must have delivered or caused to be delivered to the Shareholders the following, executed as appropriate:

(i) This Agreement duly executed by the Company;

(ii) Documentation sufficient to evidence the effectiveness of the Section 14(c) Information Statement;

(iii) Janus Cam’s receipt of a total of $300,000 from Company in Inter- Company Debt either directly or via direct payment to Janus Cam vendors or suppliers;

(iv)  Documentation  of  the  release  of  the  Inter-Company  Debt  by  the Company;

(v) The stock certificate(s) representing the Janus Cam Shares accompanied by an executed stock power; and

(vi) Such other documentation as Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) The representations and warranties of Company in this Agreement shall be true in all material respects at the Closing Date with the same effect as though made at such time. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing Date.

(c) The action threatened by Houston Transportation Systems against Janus Cam shall have been resolved to the reasonable satisfaction of the Shareholders and the Company.

4.2.      Closing Conditions for Company.   The Company’s obligation to complete the Closing and to deliver the Redemption Consideration shall be subject to the satisfaction of each of the following conditions:

(a) At or prior to the Closing Date, each Shareholder must have delivered or caused to be delivered to the Company the following, executed as appropriate:

(i) The stock certificate(s) representing the CNCG Shares duly endorsed for transfer or accompanied by an executed stock power;

(ii) Documentation of the release of the Inter-Company Debt by the Company;

(iii) Filing of the Form 8-K on the Closing of the Agreement including the pro-forma financials showing the disposition of Janus Cam as a subsidiary of Company;

(iv)Acquisition or commencement by the Company of sufficient business operations such that the Company continues as a going concern and does not qualify as a shell corporation; and

(v) Such other documentation as Company may reasonably request in connection with the transactions contemplated hereby.

(b) Shareholders’ representations and warranties herein contained shall be true in all material respects at the Closing Date with the same effect as though made at such time. Each Shareholder shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c) Shareholders shall not have breached Article II, Section 2.5 by incurring any liabilities, debts, payables (contingent or otherwise), or obligations as set forth therein. Additionally, no material changes to Janus Cam’s business shall have occurred since the date of this Agreement.

ARTICLE V

INDEMNIFICATION

5.1.      By Company.   The Company agrees to indemnify, reimburse, defend and hold harmless the Shareholders from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing less any undisputable net tax benefits recognized by the party seeking indemnification as a result of the matter which is the subject of the indemnification claim (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(a)       Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by the Company in this Agreement or any other document delivered by the Company; or

(b)       Any breach of or failure by the Company to perform any covenant or obligation of the Company set out or contemplated in this Agreement or any other document delivered by the Company.

5.2.      By Shareholders and Janus Cam.   Each Shareholder and Janus Cam agrees to indemnify, reimburse, defend and hold harmless the Company, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(a)       Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by such party in this Agreement or any other document delivered by Shareholder;

(b)       Any breach of or failure by such party to perform any covenant or obligation of such party set out or contemplated in this Agreement or any other document delivered by such party; or

(c)       Any Damages arising from the operations, conduct or activities of Janus Cam prior to and after the Closing, including but not limited to any product warranty claims, third party legal claims, tax claims, employee wage claims.

5.3.      Defense of Claims.   If any action, claim, suit, proceeding, arbitration, order, or governmental investigation or audit (an “Action or Proceeding”) is filed or initiated by any third party against any party entitled to the benefit of indemnity hereunder (an “Indemnified Party”), Indemnified Party shall give written notice of such Action or Proceeding to the party owing indemnity hereunder (an “Indemnifying Party”) as promptly as practicable (and in any event within thirty (30) days after the service of the citation or summons in respect of such Action or Proceeding); provided, however, that the failure of any Indemnified Party to give timely notice of any Action or Proceeding shall not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

After an Indemnified Party gives notice of an Action or Proceeding to an Indemnifying Party, if the Indemnifying Party acknowledges in writing to the Indemnified Party that the Indemnifying Party is obligated under the terms of his, her or its indemnity hereunder in connection with such Action or Proceeding, then the Indemnifying Party shall be entitled, if he, she or it so elects, to take control of the defense and investigation of such Action or Proceeding and to employ and engage attorneys of his, her or its own choice to handle and defend the same, such attorneys to be reasonably satisfactory to the Indemnified Party, at the Indemnifying Party’s cost, risk and expense (unless (i) the Indemnifying Party has failed to assume the defense of such Action or Proceeding or (ii) the named parties to such Action or Proceeding include both of the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party), and to compromise or settle such Action or Proceeding, which compromise or settlement shall be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld.  The Indemnified Party may withhold such consent if, among other things, such compromise or settlement (x) would adversely affect the conduct of business of such Indemnified Party or (y) requires less than an unconditional release to be obtained. If the Indemnifying Party takes control of the defense and investigation of an Action or Proceeding under this Section 5.3, the Indemnifying Party will provide the Indemnified Party access to all records, documents and personnel of the Indemnifying Party and keep the Indemnified Party informed relating to any Action or Proceeding under this Section 5.3.

If (i) the Indemnifying Party fails to assume the defense of such Action or Proceeding within fifteen (15) days after the Indemnified Party gives notice thereof pursuant to this Section 5.3, or (ii) the named parties to such Action or Proceeding include both of the Indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, the Indemnified Party against which such Action or Proceeding has been filed or initiated will (upon delivering notice to such effect to the Indemnifying Party) have the right to undertake, at the Indemnifying Party’s cost and expense, the defense, compromise or settlement of such Action or Proceeding on behalf of and for the account and risk of the Indemnifying Party; provided, however, that such Action or Proceeding shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event the Indemnified Party assumes the defense of the Action or Proceeding, the Indemnified Party will keep the Indemnifying Party reasonably informed of the progress of any such defense, compromise or settlement.

The Indemnifying Party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 5.3 and for any final judgment (subject to any right of appeal), and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any Damages by reason of such settlement or judgment. Regardless of whether the Indemnifying Party or the Indemnified Party assumes the defense of any Action or Proceeding under this Section 5.3, the Indemnifying Party will pay all costs and expenses in connection with the defense, compromise or settlement for such Action or Proceeding.

If the Indemnifying Party assumes the defense of any Action or Proceeding under this Section 5.3, the Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and the Indemnifying Party’s attorneys in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom; provided, however, that the Indemnified Party may, at his or its own cost, participate in the investigation, trial and defense of such Action or Proceeding and any appeal arising therefrom.  The Indemnifying Party shall pay all expenses due under this Section 5.3 as such expenses become due.   In the event such expenses are not so paid, the Indemnified Party shall be entitled to settle any Action or Proceeding under this Section 5.3 without the consent of the Indemnifying Party and without waiving any rights the Indemnified Party may have against the Indemnifying Party.

5.4.     Claims.  After becoming aware of a claim for indemnification under this Article V not involving any Action or Proceeding of the type described in Section 5.3, the Indemnified Party shall give notice to the Indemnifying Party of such claim and the amount the Indemnified Party will be entitled to receive hereunder from the Indemnifying Party; provided, however, that the failure of the Indemnified Party to give notice shall not relieve the Indemnifying Party of its obligations under this Article V except to the extent (if any) that the Indemnifying Party shall have been actually prejudiced thereby. If the Indemnified Party does not receive an objection in writing (a “Notice of Disagreement”) to such indemnification claim within thirty (30) days of receiving notice thereof, the Indemnified Party shall be entitled to recover promptly from the Indemnifying Party the amount of such claim, and no later objection by the Indemnifying Party shall be permitted. If the Indemnifying Party agrees that it has an indemnification obligation but objects in a timely-delivered Notice of Disagreement that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover promptly from the Indemnifying Person the lesser amount, without prejudice to the Indemnified Party’s claim for the difference.

ARTICLE VI

RELEASE
6.1.    Shareholders and Janus Cam Releases. Upon Closing of this Agreement (including receipt of all consideration hereunder) each Shareholder and Janus Cam releases and forever discharges the Company and each other director, officer and shareholder of the Company, and their successors, assigns, heirs, officers, employees and agents (collectively, the “Company Released Parties”) from and against all debts, actions, causes of action, suits, contracts, agreements, damages and any and all claims, demands and liabilities whatsoever of every kind or nature (all hereinafter collectively referred to as “Claims”) which any one or both of the Shareholders and Janus Cam has or may have, or ever had against the Company Released Parties, and whether known or unknown, contingent or otherwise, relating to either (i) Each Shareholder’s capacity as a shareholder of the Company, (ii) the fairness and the adequacy of the consideration received or to be received under this Agreement, and (iii) any contractual relationship between the Company, the Shareholders, Janus Cam or an affiliate of  Shareholders or Janus Cam that is expressly terminated pursuant to this Agreement. This release shall not apply to Claims arising from the breach or enforcement of this Agreement.  This release specifically includes the release of any contractual obligation under any employment agreement by and between the Company and the Shareholders and/or any claims for accrued payroll by Shareholders or Janus Cam against the Company.

6.2.    Company Releases. Upon Closing of this Agreement, the Company releases and forever discharges each of the Shareholders and Janus Cam and each of their respective officers, trustees, employees, agents, and beneficiaries, as appropriate, and their successors, assigns, and heirs (collectively, the “Janus Cam Released Parties”), from and against all Claims which the Company has or may have, or ever had against the Janus Cam Released Parties, and whether known or unknown, contingent or otherwise, including, without limitation, all Claims relating to the operation of the Company and its affiliates, any claim arising out of the relationship of any one or more of the parties prior to the Closing, or any related matters. This release shall not apply to Claims arising from (i) actions intentionally taken by any Janus Cam Released Party constituting fraud, or (ii) gross negligence of a material nature.

ARTICLE VII

MISCELLANEOUS
7.1.     Survival of Representations and Warranties.  The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to the Company or Shareholders in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby.

7.2.      Expenses. The Company and Shareholders will each pay all of their respective legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof.  For the avoidance of doubt, the Shareholders acknowledge and agree that legal or other expenses incurred herein must be made by the Shareholders personally and not Janus Cam.

7.3.     Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of California.

7.4.      Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  There are no restrictions, promises, warranties, covenants, or undertakings, other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

7.5.      Severability of Invalid Provision.   If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

7.6.     Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

7.7.     Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

7.8.      Counterparts.  This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

7.9.      Waiver. Waiver by any party hereunder of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

7.10.    Non-exclusivity.   The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

7.11.    Notices.   All notices, requests, consents and other communications required or permitted hereunder must be in writing and must be personally delivered, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier:

If to the Shareholders:

Nelson Choi
31 Airport Blvd., Suite G2
South San Francisco, CA 94080

Peter Park
15 Berryessa Way
Hillsborough, CA 94010

If to the Company, at:

Concierge Technologies, Inc.
29115 Valley Center Road, Suite K-206
Valley Center, CA 92082
Attn. Nicholas Gerber, Chief Executive Officer

With a copy to:

Horwitz + Armstrong, LLP
26475 Rancho Parkway South
Lake Forest, CA 92630
Attn:  Christopher L. Tinen, Esq.

Or to such other address as Shareholders or the Company may specify to the other by written notice, and such notices and other communications will be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail.

7.12.    Independent Counsel. Each Shareholder acknowledges it has had the opportunity to consult legal counsel concerning the Agreement, that they have read and understand the Agreement, that they are fully aware of their legal effect, and that they have entered into it freely based on their own judgment and not on any representations or promises other than those contained in the Agreement.

7.13.   Attorneys’ Fees. The prevailing party in any litigation brought to interpret or enforce the terms and provisions of this Agreement shall be entitled to recovery from the non-prevailing party its costs of litigation; including without limitation, reasonable attorneys' fees.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.

COMPANY:

CONCIERGE TECHNOLOGIES, INC.

/s/ Nicholas Gerber
By:	Nicholas Gerber
Title:	CEO

SHAREHOLDERS:

NELSON CHOI

/s/ Nelson Choi
By:	Nelson Choi

PETER PARK

/s/ Peter Park
By:	Peter Park

JANUS CAM:

WIRELESS VILLAGE, INC. DBA
JANUS CAM

/s/ Nelson Choi
By:	Nelson Choi
Title:	CFO

EXHIBIT “A”

Name	Number of CNCG Shares Redeemed	CNCG Stock Certificate Nos.	Number of Janus Cam Shares Issued
Nelson Choi 31 Airport Blvd., Ste. G2 South San Francisco, CA 94080	34,000,000		834
Peter Park 15 Berryessa Way Hillsborough, CA 94010	34,000,000		833

EXHIBIT “B”

INTER-COMPANY DEBT

Date Issued	Amount
February 2, 2015	Up to $100,000
February 9, 2015	Up to $100,000
Closing	$300,000 less amounts previously advanced